Exhibit 10.1

August 29, 2020
John Hatem

Dear John:

On behalf of CyrusOne, I am happy to extend an offer to you for the position of Executive Vice President & Chief Operating Officer, reporting to our President & Chief Executive Officer, Bruce W. Duncan.  This offer is contingent upon the accuracy of your representations and warranties below, successful completion of a background investigation and drug screening, execution of the Company’s non-disclosure, non-compete and other employment related policies, and approval of the Board of Directors of CyrusOne.  This position is located at the corporate office.  Your employment start date is October 5, 2020.

Compensation for this salaried, exempt position will include:

●	Bi-weekly base salary of $17,307.69 (equivalent to $450,000.00 annually), to be paid in accordance with current Company payroll policies.

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Eligibility under current Company policy to participate in the CyrusOne Bonus Program at a target opportunity level equal to 100% of your actual base pay earnings for the year. Any bonus earned is based on a combination of business results and your own results measured against performance objectives for you/your position; provided, for your 2020 bonus, it will be prorated to your employment start date and paid at target (i.e., without regard to the performance objectives).  Any bonus payments made to you are at the sole discretion of the CEO and require final approval from the Compensation Committee of the Board of Directors of CyrusOne.  Your first annual bonus is set to be paid in the first quarter of 2021.

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Equity awards are set and approved by the Compensation Committee of the Board of Directors of CyrusOne each year.  Your initial annual equity award is expected to be issued in the first quarter of 2021, with a target annual equity value of $1,100,000.  Equity awards are subject to the terms of the award agreement and the applicable plan.

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You will be eligible for Paid Time Off (PTO) at a rate of 160 hours per calendar year.  This will require normal manager approval.  In addition, you will be entitled to observe the holidays honored by CyrusOne.  A list of such holidays is included in our Benefits Summary.

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As a full-time employee, you will be eligible for the standard Company benefits package.  Employees are eligible for insurance coverage on the first of the month coinciding or following the date of hire.

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All full-time, regular employees of CyrusOne who have attained the age of 18 and completed 30 days of service are eligible to participate in the CyrusOne 401(k) Savings Plan beginning on the first of every month.  Details about our 401(k) Savings Plan are included in our Benefits Summary.

As a condition of your acceptance of employment with CyrusOne, you represent and warrant (a) that you have not disclosed and will not disclose to CyrusOne any trade secrets or other confidential or proprietary information that, by virtue of the ownership of such information by another person or entity or for any other reason, you may not lawfully so disclose, (b) that you have not taken from your former employer any trade secrets, confidential information, or other business-related items, including, among other things, materials prepared by you, regardless of where the material is physically or electronically located, and you have returned to your former employer any such items, and (c) that your employment by CyrusOne will not conflict with, or result in a breach of, any agreement to which you are a party or by which you may be bound, or any legal duty you owe or may owe to another.

Nothing in this offer letter will be construed as a guarantee of continuing employment for any specified period.  Your employment with the Company is at-will and is terminable by you or the Company at any time, with or without cause. The terms of this offer letter will supersede any previous terms or offers of employment, whether verbal or written, which may have related to the subject matter hereof in any way, including but not limited to the Employment Agreement covering your previous employment with CyrusOne effective December 29, 2015.

We are excited to extend this opportunity to you and look forward to your acceptance.  Please return the signed offer letter to me within 3 calendar days.  If our offer is accepted and signed, the effective date of your role will be October 5, 2020.

If you have any questions, please let us know.  Congratulations and welcome back to the TEAM!

Regards,

/s/ Robert M. Jackson
Robert M. Jackson
Executive Vice President, General Counsel & Secretary

ACCEPTED BY:

/s/ John Hatem	9/1/2020
John Hatem	Date

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